Code of Ethics

Amended and restated: October 1, 2009

Last updated: May 2025

Contents

Overview and Scope		4

I.	Statement of General Fiduciary Principles	5

II.	Definitions	6

III.	Personal Securities Transactions	9

A.	Preclearance Requests	9

B.	Preclearance of Private Placement/Private Investment transactions	9

C.	CNSREIT	9

D.	Transactions Exempt from Preclearance	10

E.	Managed Accounts	10

IV.	Restrictions	11

A.	Blackout Periods	11

B.	Holding Periods	12

C.	Excessive Trading	13

D.	Initial Public Offerings	13

E.	Cohen & Steers Closed-End Funds	13

F.	CNSREIT	14

G.	Cohen & Steers Open-End Funds	15

H.	Prohibition on Gifts	15

I.	Investment Clubs	15

J.	Outside Directorships	15

K.	Restricted List	15

V.	Reporting	16

A.	Initial Holdings Reports	16

B.	Quarterly Transaction Reports	16

C.	Annual Holdings Reports	17

D.	Opening a New Brokerage Account	17

E.	Compliance Review	17

F.	Exception	17

G.	Annual Certification	18

H.	Independent Directors	18

I.	CNSREIT Independent Directors	18

J.	Confidentiality	18

K.	Disclaimer	19

VI.	Administration of the Code of Ethics	19

A.	Use of Preferred Brokers	19

B.	Duplicate Confirms and Statements	19

C.	Exemptions from the Code	19

D.	Fund Board of Directors Reporting and Approval	20

E.	Violations and Sanctions	20

F.	Acknowledgments	20

G.	Records	21

Appendix A		22

Overview and Scope

The Cohen & Steers Code of Ethics (the “Code”) applies to Cohen & Steers, Inc. (“CNS”) as well as its current or future subsidiaries and affiliates (together with CNS, “Cohen & Steers”) and the Cohen & Steers U.S. registered investment companies. The provisions of this Code shall apply to all Cohen & Steers employees, wherever located though certain non-U.S. countries local laws or customs may impose requirements in addition to the Code. This Code does not apply to directors of Cohen & Steers who are not also Cohen & Steers employees, but sections of this Code do apply to the independent directors of the Cohen & Steers U.S. registered investment companies and Cohen & Steers Income Opportunities REIT, Inc., a public reporting, non-listed corporation qualified as a real estate investment trust for U.S. federal income tax purposes (“CNSREIT”).

CNS is a publicly-traded company with securities listed on the New York Stock Exchange. Accordingly, any transactions in CNS securities by directors, officers and employees of Cohen & Steers must comply not only with the terms and provisions of the Code but also the separate, written Policies and Procedures for Transacting in Securities of Cohen & Steers, Inc., as may be modified or amended from time to time (the “CNS Insider Trading Policy”). The CNS Insider Trading Policy is accessible on the Legal & Compliance intranet under Corporate Policies. The CNS Insider Trading Policy will also be a publicly-available exhibit to CNS Annual Reports on Form 10-K filed with the Securities and Exchange Commission (“SEC”), beginning with the 10-K to be filed in respect of the 2024 fiscal year.

CNSREIT is a corporation registered with the U.S. Securities and Exchange Commission (“SEC”), in accordance with applicable rules and regulations. Accordingly, any transactions in CNSREIT securities by directors, officers and employees of Cohen & Steers must comply not only with the terms and provisions of the Code but also the separate, written Policies and Procedures for Transacting in Securities of Cohen & Steers Income Opportunities REIT, Inc., as may be modified or amended from time to time (the “CNSREIT Insider Trading Policy”). The CNSREIT Insider Trading Policy is accessible on the Legal & Compliance intranet under Corporate Policies. The CNSREIT Insider Trading Policy will also be a publicly-available exhibit to CNSREIT Annual Reports on Form 10-K filed with the SEC, beginning with the 10-K to be filed in respect of the 2024 fiscal year.

The Code is structured as follows:

•	Section I contains a statement of general fiduciary principles

•	Section II defines certain terms used in the Code

•	Section III describes the preclearance requirements for personal securities transactions, among other things

•	Section IV details the limitations and restrictions imposed by the Code

•	Section V describes the reporting requirements under the Code

•	Section VI details the administration and procedural requirements of the Code

I.	Statement of General Fiduciary Principles

The following general fiduciary principles shall govern personal investment activities and the interpretation and administration of this Code:

•	The interests of clients must be placed first at all times;

•	All investment opportunities must first be offered to clients before Cohen & Steers or its employees may act on them;

•

All personal securities transactions must be conducted in a manner that is consistent with the Code (and, if applicable, the CNS Insider Trading Policy and the CNSREIT Insider Trading Policy) and in a way to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

•	Individuals must not take advantage of their own positions at Cohen & Steers to misappropriate investment opportunities from clients; and

•	Individuals must comply with the applicable federal and state securities laws and regulations[1].

When making personal investment decisions, all employees must exercise extreme care to avoid violating the prohibitions of this Code. Furthermore, employees should conduct their personal investing in such a manner that will minimize the employee’s time and attention that are devoted to personal investments at the expense of time and attention that should be devoted to duties at Cohen & Steers.

It is not possible for this policy to address every situation involving Cohen & Steers employees’ personal trading. The Global Chief Compliance Officer of Cohen & Steers Capital Management, Inc. (“GCCO”) or designee in consultation with the Cohen & Steers’ Executive Committee is charged with oversight and interpretation of this Code in a manner considered fair and equitable, with a view in all cases of placing Cohen & Steers clients’ interests first. Technical compliance with the Code will not insulate an employee from scrutiny of, or sanctions for, employee abuses of his or her position, fiduciary duty or securities transactions which may potentially conflict with any client of Cohen & Steers.

[1]

For purposes of this Code, “applicable federal securities laws” is defined as the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (the “Investment Company Act”), the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission (the “SEC”) under any of these statutes, the Bank Secrecy Act of 1970 as it applies to funds and investment advisors, any rules adopted thereunder by the SEC or the Department of the Treasury, and any applicable local legislation, including the rules and regulations of the United Kingdom Financial Conduct Authority, the rules and regulations of the Financial Services Agency of Japan and the rules and regulations of the Hong Kong Securities and Futures Commission.

II.	Definitions

A.

“Access Person” means any employee, director, officer, or general partner of Cohen & Steers Capital Management, Inc., its affiliated investment advisors or CNSREIT. All employees are considered Access Persons.

B.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are automatically made in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

C.

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for the purposes of Section 16 of the Securities Exchange Act of 1934 and the rules thereunder.

D.	“Board of Directors” shall mean the directors of the Funds.

E.	“CNSREIT Affiliated Directors and Officers” shall mean affiliated directors and “executive officers” (as such term is defined in Rule 3b-7 promulgated under the Exchange Act) of CNSREIT.

F.

“CNSREIT Independent Director” means those members of the CNSREIT board of directors who have been determined to be independent in accordance with the CNSREIT articles of amendment and restatement (as may be amended and restated from time to time) and applicable rules and regulations.

G.	“Code” shall mean this Code of Ethics.

H.	“Control” shall have the same meaning as that set forth in Section 2(a)(9)of the Investment Company Act.

I.

“Covered Account” means any account held by the Access Person’s spouse, domestic partner, dependent household members, immediate family members sharing the same household and any account over which the Access Person has beneficial interest or control.

J.

“Covered Security” shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act. This definition includes, but is not limited to, any note, stock, treasury stock, security future, cryptocurrency futures, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral- trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting- trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Covered Security shall not include the following:

1.	Direct obligations of the government of the United States or any other sovereign country or supra-national agency; and

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments [2] , including repurchase agreements; and

3.

Shares issued by an open-end registered investment company, including Cohen & Steers open-end investment companies, other than shares of Exchange Traded Funds (including Cohen & Steers Exchange Traded Funds) and Exchange Traded Notes; and

4.	Any digital or virtual currency (cryptocurrency) held in a device or physical medium for storing cryptocurrency transactions.

K.

“Exchange Traded Fund” or “ETF” is an open-end management company (a) that issues (and redeems) creating units to (and from) authorized participants in exchange for a basket and a cash balancing amount, if any and (b) whose shares are listed on a national securities exchange and traded at market-determined prices.

L.	“Exchange Traded Notes” or “ETNs” are senior, unsubordinated debt securities that are linked to the performance of a market index and trade on a national securities exchange.

M.	“Executive Committee” shall mean the Executive Committee of Cohen & Steers, Inc.

N.	“Firm Investment Universe” generally will include securities in relevant benchmarks and any security held in a client account in the past three (3) years. Certain exclusions[3] apply.

O.	“Fund” or “Funds” mean the U.S. registered Cohen & Steers open (including the Cohen & Steers Exchange Traded Funds) and closed-end registered investment companies.

P.

“Independent Director” means a director of the Funds who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act, and who would be required to make a report under Section V of this Code solely by reason of being a director of the Funds.

[2]

High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

[3]	Exclusions include securities held in Daiwa North America Equity Income Fund (DAI9855), Cohen & Steers Digital Infrastructure (CNSDIGI) and certain ETFs (EIPI, IWD, IWM, MBB, PFF, SPY and VOO).

Q.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, including the rules and regulations promulgated thereunder (the “Exchange Act”).

R.

“Investment Personnel” refers to any employee who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities on behalf of client accounts. Investment Personnel include portfolio managers and analysts but does not include traders or portfolio manager assistants

S.

“Personal Trading System” means the automated personal trading system used by Cohen & Steers for administration of this Code, as well as the CNS Insider Trading Policy and the CNSREIT Insider Trading Policy.

T.

“Portfolio Manager Assistants (“PMAs”) & Traders” refers to any employee who, in connection with his or her regular functions or duties, works alongside Investment Personnel to implement investment decisions and/or is responsible for executing securities purchases and sales authorized by Investment Personnel.

U.

“Private Placement/Private Investment” means a security offering that is exempt from registration under certain provisions of the U.S. securities laws and/or similar laws of non-U.S. jurisdictions (if you are unsure whether the securities are issued in a private placement you must consult with the Compliance department).

V.	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

W.

“Real Estate Security” means any security of a company that derives at least 50% of its revenues from the ownership, construction, financing, management or sale of commercial, industrial or residential real estate, or has at least 50% of its assets in such real estate. It also means equity and debt securities of both publicly traded and private companies, including REITs and pass-through entities, that own real property or loans secured by real estate.

X.	“Reportable Fund” means any open-end fund for which Cohen & Steers acts as investment advisor or subadvisor or principal underwriter. See Appendix A for a list of Reportable Funds.

Y.	“Reportable Security” means any Covered Security and Reportable Fund.

Z.	“Restricted List” means a security or current list of issuers whose securities may not be traded by the firm, Access Persons and others specified in the Code.

III.	Personal Securities Transactions

A.	Preclearance Requests

Except as specifically exempted in this section, all Access Persons must obtain preclearance approval prior to executing a personal securities transaction in any Covered Security, including closed-end funds and ETFs. This includes personal securities transactions in any Covered Account. For U.S. employees, preclearance approval for personal securities transactions is valid only for the day the request is submitted and approved. Any preclearance request submitted and approved after the market close, must be executed in the after-market trading hours for that same trade date. For non-U.S. employees’ preclearance approval for personal securities transactions is valid only for the day of approval plus the following business day. Any personal securities transaction for which preclearance approval has been granted and is not executed in accordance with the above, must be resubmitted for approval on a subsequent business day during an open trading window.

In order to obtain preclearance approval, an Access Person must submit a preclearance request using the Personal Trading System on the day they intend to trade. A preclearance request may be denied for any reason. An Access Person is not entitled to receive an explanation or reason if their preclearance request is denied.

B.	Preclearance of Private Placement/Private Investment transactions

Access Persons must obtain prior approval from the GCCO or a designee before directly or indirectly acquiring Beneficial Ownership in a Private Placement/Private Investment. The GCCO or designee may consult a member of the Executive Committee and other appropriate parties in evaluating the request. To request preclearance approval, Access Persons must submit a Private Placement Approval Request using the Personal Trading System along with sufficient supporting documentation (e.g., subscription documentation, offering memorandum, prospectus, etc.). In most cases the Compliance department expects to notify Access Persons within five (5) business days of submitting their request if it has been approved or denied.

If the request is approved, the Access Person must confirm and certify to the trade on their Quarterly Transaction certification (see Section V). Access Persons must report any capital call on a Private Placement/Private Investment that has been previously approved to the Compliance department. Subsequent investments must also be submitted for preclearance approval and reported.

C.	CNSREIT

Access Persons who meet the eligibility standards set forth in the CNSREIT prospectus are permitted to buy shares of CNSREIT through their financial advisor, a participating broker-dealer or other financial intermediary that has a selling agreement with Cohen & Steers Securities, [[C. Access Persons must obtain preclearance approval prior to entering into a decision to execute a personal security transaction in CNSREIT. To obtain preclearance approval, an Access Person must submit a preclearance request using the Personal Trading System.

Notwithstanding the provisions of Section III(A.) above, preclearance approval granted during an open window period to an Access Person with respect to a personal transaction in the securities of CNSREIT shall remain in effect for the duration of such open window period. Accordingly, a request for preclearance approval for any single transaction need not be submitted by an Access Person more than once in a single open window period. Access Persons who obtain preclearance approval to execute a personal securities transaction in CNSREIT must take all reasonable steps necessary to complete the transaction by the relevant deadline and otherwise comply with the terms and conditions set forth in the CNSREIT Insider Trading Policy.

Requests to participate in the monthly repurchase plan for CNSREIT must be submitted for preclearance using the Personal Trading System. Access Persons may be subject to repurchase and other trading restrictions in addition to those that apply to shareholders of CNSREIT generally. Such restrictions include closed trading window periods (as further described in Section IV(F)(2) herein), a minimum required 60-day holding period for acquired CNSREIT securities (as further described in Section IV(B) herein), and subordination of repurchase eligibility to other CNSREIT shareholders in certain circumstances.

D.	Transactions Exempt from Preclearance

Preclearance approval is not required for the below list of transactions:

•	Purchases or sales of a security that is not a Covered Security

•	Purchases or sales that are not volitional (e.g., option assignment, dividend reinvestment)

•	Purchases or sales which are part of an Automatic Investment Plan that has been disclosed to the Compliance department in advance

•

Trades in an account where trading discretion is delegated to an independent third party (see Managed Accounts below) except transactions in securities of CNS (the preclearance approval requirements for which are as further described in the CNS Insider Trading Policy and this Code), any of the Cohen & Steers closed- end funds or Exchange Traded Funds which must be submitted for preclearance approval

•

Purchases or sales of Cohen & Steers Real Estate Opportunities Fund, L.P. by Access Persons who have been identified as an eligible employee (under the securities laws and by Cohen & Steers) and invited by Cohen & Steers to participate in the offering

E.	Managed Accounts

Transactions in personal accounts for which an Access Person does not have direct or indirect influence or control (e.g., a professionally managed account over which the Access Person has authorized complete trading discretion to the financial advisor or investment manager) are not subject to the preclearance requirements of the Code. These accounts are referred to as discretionary or managed accounts. All transactions in CNS (as further described in the CNS Insider Trading Policy and this Code), any of the Cohen & Steers closed-end funds, Exchange Traded Funds or CNSREIT must be submitted for preclearance approval before trading in Managed Accounts.

If an Access Person has beneficial interest in an account but does not have direct or indirect influence or control, the Access Person must provide the Compliance department with written confirmation of their lack of trading discretion over the account. For most managed accounts an executed copy of the relevant agreement with the person who does control the account (e.g., trustee or discretionary third-party manager) or a signed letter from the third party investment manager on company letterhead with the account information will be required.

Upon approval from the GCCO or a designee, transactions in such accounts will not require preclearance or be subject to the restrictions as set forth in Section IV below. At least annually, the Compliance department will require Access Persons to certify to the accounts over which the Access Person does not have direct or indirect trading influence or control.

IV.	Restrictions

Preclearance requests will be denied under the circumstances described below. Please note that the following restrictions are equally applied to the Covered Security and to instruments related to the Covered Security. A related instrument is any security or instrument that gives the right to acquire additional units of the Covered Security including options, rights, warrants, and instruments otherwise convertible into the Covered Security, or any other instrument derived from a Covered security (e.g., OTC options) regardless of issuer.

A.	Blackout Periods

1.	Real Estate Securities

a.

No Access Person shall purchase or sell any Real Estate Security (as defined in Section II) except that an Access Person may invest in shares of open-end funds, closed-end funds, ETFs, CNSREIT and Cohen & Steers Real Estate Opportunities Fund, L.P., subject to the applicable preclearance and reporting requirements of this Code and, in the case of CNSREIT securities, the CNSREIT Insider Trading Policy.

2.	Non-Real Estate Securities

a.

No Access Person shall execute any securities transaction on a day during which any client has a pending buy or sell order in that same security unless preclearance approval was granted prior to the initiation of the order or until that order is executed or withdrawn.

b.

Investment Personnel are prohibited from trading a security in a personal account or Covered Account as described in Section II that is in the investment universe of the strategy in which they specialize. Generally, the investment universe includes securities in the relevant benchmarks and may also include some out of benchmark securities, and any security held in a client account in the past three (3) years.

c.	Traders and PMAs are prohibited from trading a security in a personal or Covered Account as described in Section II that is in the Firm Investment Universe.

B.	Holding Periods

All personal securities transactions in any Reportable Security, other than CNSREIT, by an Access Person in their account or any Covered Account are subject to a 30-day holding period. Personal securities transactions in CNSREIT by an Access Person in their account or any Covered Account are subject to a 60-day holding period. Option transactions are subject to the 30-day holding period from the date on which you entered the contract. All Access Persons are prohibited from profiting from the purchase and sale or the sale and purchase of the same security (or equivalent) within 30 calendar days (within 60 calendar days for CNSREIT). Any profits realized from the purchase and sale or the sale and purchase of the same security (or equivalent) within the 30-day restriction period, or 60 day restriction period for CNSREIT, shall be disgorged. Transactions that would result in a loss are not subject to the minimum holding periods described above.

The holding period is calculated using FIFO method (first-in-first out) and therefore the holding period rule is violated if there is a profit when:

•	The first purchase(s) during the timeframe are followed by a sale at a higher price; or

•	The first sale(s) during the timeframe are followed by a purchase at a lower price in the same account.

The price is calculated by looking at the price of the earliest opposite-side transactions during the thirty-day period.

FIFO Example:

If an employee purchased 100 shares of XYZ on March 1 and 100 more on March 15,on April 1 the employee would be permitted to sell at a profit only the 100 shares purchased on March 1. She/he would have to wait until April 15 to sell the additional 100 shares at a profit.

Certain limited exceptions to this holding period are available on a case-by-case basis and must be approved by the GCCO or a designee prior to execution. Exceptions to this policy include, but are not limited to, hardships and extended disability. Non- volitional trades such as automatic investment and withdrawal programs and automatic rebalancing are permitted transactions under this policy.

The 30-day holding period also applies to transactions in Cohen & Steers open-end funds. However, the holding period does not apply to shares acquired through an Automatic Investment Plan and Access Persons will be permitted to fully redeem a Cohen & Steers open-end fund in their 401K account as long as any transaction in the previous thirty (30) days was an automatic pay-period contribution.

Officers and directors of the Cohen & Steers’ closed-end funds are subject to additional holding periods as set forth in Section IV. E below and the Cohen & Steers Inside Information Policy and Procedures.

Officers and directors of the Cohen & Steers’ Exchange Traded Funds are subject to the Cohen & Steers Inside Information Policy and Procedures.

CNSREIT Independent Directors and CNSREIT Affiliated Directors and Officers are subject to additional holding periods as set forth in Section IV.F below.

C.	Excessive Trading

Excessive or inappropriate trading is prohibited. The Compliance department monitors all employees’ personal trading and provides reporting to the Executive Committee regarding the volume and nature of employee personal securities transactions. A pattern of excessive trading may lead to disciplinary action under the Code, up to and including termination.

D.	Initial Public Offerings

All Access Persons are prohibited from purchasing equity securities in an initial public offering. The purchase of corporate bonds at the time of issuance is allowed subject to submitting and receiving preclearance approval.

E.	Cohen & Steers Closed-End Funds

Additional restrictions regarding the closed-end funds managed by Cohen & Steers, in order to ensure no improper trading takes place, include:

1.

Holding Period: Directors and officers of the Cohen & Steers closed-end Funds are prohibited by the federal securities laws from selling shares of these Funds within six months of purchasing them, or purchasing shares of these Funds within six months of selling them, and must advise the Fund Legal department of transactions in order for forms to be filed promptly with the SEC regarding their transactions in shares of these Funds. Any violation of this six- month holding period will require disgorgement of any profits[4].

2.	Blackout Periods: Independent Directors and Access Persons may not purchase or sell shares of the Cohen & Steers closed-end Funds on certain days prior to board meetings and/or dividend declarations.

a.

For Independent Directors, the blackout period begins on the date of receipt of information pertaining to quarterly dividend declarations and ends with the public announcement of dividends declared in a formal press release. Independent Directors may be further restricted after the dividend declaration press release through the end of the board meeting in the event information in their possession related to the upcoming meeting is material and non-public.

[4]

Pursuant to Section 16 of the Securities Exchange Act of 1934, the holding period for the closed-end funds and CNSREIT is calculated using LIFO (“last in-first out”) whereas the holding period in Section IV.B above is calculated using FIFO.

b.

For Access Persons, the blackout period customarily begins three (3) weeks prior to the end of the quarter or when internal dividend discussions become material. The blackout period may but will not always end after the press release announcing dividend declarations for the closed-end funds.

c.	The GCCO or General Counsel may impose additional blackout periods for trading in the closed-end funds as necessary.

F.	CNSREIT

Additional restrictions regarding CNSREIT, to ensure no improper trading takes place and, in some cases, to ensure legal liabilities are not otherwise incurred by an Access Person, include:

1.

“Short Swing Profit” Rules: Upon the effectiveness of a filing by CNSREIT of a Form 8-A registration statement with the SEC, CNSREIT Independent Directors, CNSREIT Affiliated Directors and Officers and any other persons deemed to be CNSREIT reporting persons pursuant to Section 16 of the Exchange Act will become subject to liability under the federal securities laws (including Section 16(b) of the Exchange Act and the rules promulgated thereunder) in connection with “non- exempt” acquisitions and dispositions of CNSREIT securities consummated within a six month period, from which a profit is derived (“Short Swing Profit Liability”). Access Persons subject to Short Swing Profit Liability must therefore avoid execution of non-exempt acquisitions and dispositions within a six-month period that may be “matched” with one another, if a profit would be deemed to derive from such transactions, to prevent such liability from arising.

Short Swing Profit Liability incurred by any such person will require disgorgement to CNSREIT of any profits derived from such matching transactions in accordance with applicable rules and regulations.

2.

Monthly Trading Blackout Periods: CNSREIT Independent Directors, CNSREIT Affiliated Directors and Officers and all other Access Persons may not participate in restricted transactions in CNSREIT[5] from the 26th calendar day of each month through and including the day of publication of CNSREIT’s monthly net asset value (NAV) in the immediately subsequent month. The monthly trading window will open on the calendar day immediately following the date of such NAV publication.

[5]

Restricted transactions in CNSREIT during a blackout period include the submission of subscription orders and redemption requests, execution of subscriptions or redemptions (other than pursuant to a submission precleared and properly placed during an open trading window period), withdrawals of subscription orders and redemption requests, dividend reinvestment plan (“DRIP”) enrollment and de-enrollment decisions, gifts, trust transfers, estate planning and redemptions of operating partnership units.

Restricted transactions in CNSREIT do not include vesting of CNSREIT shares or operating partnership units, automatic CNSREIT share acquisitions via prior enrollment in the DRIP, automatic receipt of operating partnership distribution units and conversion of operating partnership units into CNSREIT shares. Redemption of operating partnership units converted into CNSREIT shares is a restricted transaction.

The GCCO or General Counsel may impose additional or longer blackout periods for trading securities of CNSREIT as necessary or appropriate in either such officer’s discretion.

G.	Cohen & Steers Open-End Funds

All Access Persons are subject to the same frequent trading policies that apply to the shareholders of the Cohen & Steers open-end funds. As such, with respect to those Cohen & Steers open-end funds that do not operate as Exchange Traded Funds, no Access Person or Independent Director may make more than two (2) round trips in a sixty (60) calendar day period. A round trip is defined by a purchase and sale/exchange of shares of the same fund.

H.	Prohibition on Gifts

No Access Person shall give or receive any gift in violation of the Cohen & Steers Gifts and Entertainment Policy and Procedures which permit gifts valued cumulatively at $100 or less per person per calendar year. Additional restrictions are set forth in the Cohen & Steers Gifts and Entertainment Policy and Procedures.

I.	Investment Clubs

Employee participation in Investment Clubs is permitted but all Investment Club transactions are subject to the preclearance and reporting requirements in this Code.

J.	Outside Directorships

No Access Person shall serve on the board of directors of a publicly traded company unless approved in advance by Senior Management. This authorization will be provided only if the Executive Committee concludes that service on the board would not be inconsistent with the interests of Cohen & Steers’ clients. Access Persons who have received this approval shall not trade for a client or their own account in the securities of the company while in possession of material, non-public information. Outside business activities, other than service on a board of a publicly traded company, are addressed in the Cohen & Steers Outside Activities and Related Persons Policy.

K.	Restricted List

Occasionally, the GCCO or their designee may place a Reportable Security on a Restricted List as deemed necessary. As such, Access Persons are prohibited from effecting any transactions in any security on the Restricted List in any Covered Account over which they have discretion in trading.

For Managed Accounts: This prohibition applies to CNS (as further described in the CNS Insider Trading Policy and this Code) or any of the Cohen & Steers closed-end or open- end funds when placed on the Restricted List.

V.	Reporting

A.	Initial Holdings Reports

Within 10 calendar days of the commencement of employment with Cohen & Steers, each Access Person must provide the Compliance department with a statement of all Reportable Securities and brokerage accounts including any Covered Account as set forth in the Initial Holdings Report. Statements must be current as of a date no more than 45 days prior to becoming an Access Person. The Initial Holdings Report will be provided to the Access Person upon the commencement of employment. More specifically, each Access Person must provide the following information:

•

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with which the Access Person maintains an account or the Covered Account in which any securities are held for the Access Person’s direct or indirect benefit; and

•	The date the Access Person submits the report.

B.	Quarterly Transaction Reports

Within 30 days after the end of a calendar quarter, all Access Persons must report and certify to the following information:

1.

With respect to transactions during the quarter in any Reportable Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Reportable Security:

•

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date the Access Person submits the report.

2.	With respect to any account established by the Access Person including any Covered Account in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

•	The name of the broker, dealer or bank with whom the Access Person established the account or the Covered Account;

•	The date the account or Covered Account was established; and

•	The date the Access Person submits the report.

Quarterly transactions are uploaded into the Personal Trading System throughout the quarter. At the end of the quarter, all Access Persons must review and certify to their transactions in the Personal Trading System or through comparable means.

C.	Annual Holdings Reports

Annually, all Access Persons must report the following information (which must be current as of a date no more than 45 days before the report is submitted):

•

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership;

•	The name of any broker dealer or bank with which the Access Person maintains an account or any Covered Account in which any securities are held for the Access Person’s direct or indirect benefit; and

•	The date the Access Person submits the report.

Each Access Person shall submit an Annual Holdings certification through the Personal Trading System or an equivalent format within 45 days after the beginning of each calendar year.

D.	Opening a New Brokerage Account

Access Persons must receive written approval from the Compliance department prior to opening new brokerage accounts or any Covered Account and must disclose the account(s) immediately to Compliance.

Failure to comply with the requirements above will be considered a violation of the Code.

E.	Compliance Review

The GCCO or a designee shall be responsible for reviewing the reports made pursuant to this section. The GCCO will not approve his/her own preclearance requests nor will he/she be responsible for the review of his/her own reports made pursuant to this section. Such responsibility to review the GCCO’s submitted transactions and reports shall be delegated to another member of the Compliance team.

F.	Exception

An Access Person need not make a report under this section with respect to securities held in any account over which that person had no direct or indirect influence or control.

G.	Annual Certification

Each Access Person must certify annually within sixty (60) days of year-end that he or she has read and understands the Code and recognizes that he or she is subject to the Code. In addition, each Access Person must certify annually that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal securities transactions and accounts required to be disclosed or reported pursuant to the requirements of the Code.

H.	Independent Directors

An Independent Director shall report transactions in Reportable Securities only if the director knew or, in the ordinary course of fulfilling his or her official duties as a director should have known, that during the 15-day period immediately preceding or following the date of the transaction (or such period prescribed by applicable law), such security was purchased or sold, or was being considered for purchase or sale, by any Cohen & Steers client.

The “should have known standard” implies no duty of inquiry, does not presume there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed meeting any Fund’s investment objectives, or that any knowledge is to be imputed because of prior knowledge of any Fund’s portfolio holdings, market considerations, or any Fund’s investment policies, objectives and restrictions.

Independent Directors need not provide an Initial or Annual Holdings Report and they are not subject to the restrictions in Section IV other than E and G.

I.	CNSREIT Independent Directors

A CNSREIT Independent Director shall report transactions in Reportable Securities only if the director knew or, in the ordinary course of fulfilling his or her official duties as a director should have known, that during the 15-day period immediately preceding or following the date of the transaction (or such period prescribed by applicable law), such security was purchased or sold, or was being considered for purchase or sale, by any Cohen & Steers client. Generally speaking, Cohen & Steers does not expect to transact in shares of CNSREIT on behalf of any client.

The “should have known standard” implies no duty of inquiry, does not presume there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed meeting CNSREIT’s investment objectives, or that any knowledge is to be imputed because of prior knowledge of CNSREIT’s portfolio holdings, market considerations, or CNSREIT’s investment policies, objectives and restrictions.

J.	Confidentiality

All reports of securities transactions and any other information filed with the Compliance department pursuant to this Code shall be treated as confidential. In this regard, no Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of Cohen & Steers) any information regarding securities transactions made or being considered by or on behalf of any client account.

K.	Disclaimer

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the Reportable Security to which the report relates.

VI.	Administration of the Code of Ethics

A.	Use of Preferred Brokers

All Access Persons located in the United States (US) must maintain their personal trading accounts and any Covered Account at, and execute all transactions in Reportable Securities through, one or more brokers that offer electronic data feeds. Accounts held at electronically feeding brokers provide more accurate account information and require less reconciliation for the Access Person at certification time. The Compliance department maintains a list of such brokers. Any exception to this requirement for US employees will be determined on a case-by-case basis by the GCCO or a designee.

B.	Duplicate Confirms and Statements

All Access Persons must require their brokers to supply duplicate confirmations of all personal securities transactions on a timely basis to the Compliance department. When possible, the duplicate confirmation requirement will be satisfied by an electronic data feed directly from the brokers to the Personal Trading System.

If under local market practice, brokers are restricted by law from delivering duplicate confirmations to the Compliance department, it is the Access Person’s responsibility to provide promptly to the Compliance department with a duplicate confirmation for each trade. If a broker is unwilling to deliver duplicate confirmations for any other reason, the employee will not be permitted to maintain an account with that broker.

C.	Exemptions from the Code

In cases of hardship, the GCCO, the General Counsel or their respective designees can grant exemptions from the personal trading restrictions in this Code. The decision will be based on a determination that a hardship exists and the transaction for which an exemption is requested would not result in a conflict with Cohen & Steers clients’ interests. Other factors that may be considered include: the size and holding period of the Access Person’s position in the security, the market capitalization of the issuer, the liquidity of the security, the amount and timing of client trading in the same or a related security and other relevant factors.

Any Access Persons seeking an exemption should submit a written request setting forth the nature of the hardship along with any pertinent facts and reasons why the Access Person believes the exemption should be granted. Access Persons are cautioned that exemptions are exceptions and repetitive requests for exemptions by an Access Person are not likely to be granted.

Records of the approval of exemptions and the reasons for granting the exemptions will be maintained by the Compliance department.

D.	Fund Board of Directors Reporting and Approval

The Board of Directors of each Fund, as applicable, including a majority of the Independent Directors, must approve this Code and any material changes to it. This approval shall be based on a determination that this Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1 under the Investment Company Act or any other applicable rules and regulations. In connection with this approval, Cohen & Steers shall provide a certification to the Board that Cohen & Steers and the Funds have adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

No less frequently than annually, Cohen & Steers shall furnish to the Board of Directors, and the Board of Directors must consider, a written report that:

(1)

Describes any issues arising under the Code or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures or sanctions imposed in response to the material violations; and

(2)	Certifies that the Funds and Cohen & Steers have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

E.	Violations and Sanctions

Access Persons must report any violations or potential violations of this Code promptly to the GCCO or another member of the Compliance department. This policy forbids any form of intimidation or retaliation against an Access Person for fulfilling this obligation. Retaliation against an Access Person who reports a Code violation is in itself a violation of the Code.

Upon discovering a violation of this Code, Cohen & Steers may impose such sanctions as it deems appropriate, including, but not limited to, Compliance retraining, meeting with the Executive Committee and Regulatory Compliance disgorgement of profits, reduction in bonus and/or monetary penalty, personal trading suspension, a letter of censure, possible termination of the employment of the violator.

F.	Acknowledgments

Each Access Person must be provided with a copy of this Code and any amendments. In addition, each Access Person must provide the Compliance department with a written (or electronic) acknowledgment of their receipt of the Code and any amendments.

G.	Records

The Compliance department shall maintain records6 in the manner and to the extent set forth below, under the conditions described in Rule 31a-2 of the Investment Company Act and Rule 204-2 the Investment Advisers Act of 1940, or under no-action letters or interpretations under these rules, and shall be available for examination by the SEC or any representatives of the SEC.

•	A copy of this Code of Ethics shall be preserved in an easily accessible place (including for five (5) years after this Code of Ethics is no longer in effect).

•

A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs.

•

A copy of each report, including annual reports to the Fund Board of Directors, and any information provided in lieu of a report, made by an Access Person pursuant to this Code of Ethics shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place.

•

A record of any decision, and the reasons supporting the decision, to approve the acquisition of an IPO (if an exception is made) or Private Placement/Private Investment shall be preserved in an easily accessible place for a period of not less than five (5) years after the end of the fiscal year in which the approval is granted.

•

A list of all Access Persons who are, or within the past five (5) years have been, required to make reports or are responsible for reviewing these reports, pursuant to this Code of Ethics shall be maintained in an easily accessible place.

•	A record of all written acknowledgments for each Access Person who is currently, or within the past five years was, an Access Person of the investment advisor.

[6]	For Funds, records shall be maintained at the Funds’ principal place of business. For advisors, records shall be maintained at an appropriate office of the investment advisor.

Appendix A

Reportable Funds

As of May 2025*

Cohen & Steers Open-End Funds

Cohen & Steers Realty Shares

Cohen & Steers Real Estate Securities Fund

Cohen & Steers Global Infrastructure Fund

Cohen & Steers Global Realty Shares

Cohen & Steers International Realty Fund

Cohen & Steers Institutional Realty Shares

Cohen & Steers Preferred Securities and Income Fund

Cohen & Steers Real Assets Fund

Cohen & Steers Future of Energy Fund

Cohen & Steers Low Duration Preferred and Income Fund

Cohen & Steers Preferred Securities & Income SMA Shares, Inc.

Cohen & Steers Sub-Advised Funds

Goldman Sachs Trust II - Goldman Sachs Multi-Manager Real Assets Strategy Fund

Jackson Real Assets Fund

Northern Multi-Manager Global Listed Infrastructure Fund

Penn Series Real Estate Securities Fund

Russell Investments Multi-Strategy Income Fund

*	Reportable Funds include any future open-end investment companies advised or sub-advised by Cohen & Steers.